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                                                                   EXHIBIT 10.16

Date: 28th October 2002

PRIVATE & CONFIDENTIAL

Mr S Lewis
28 Mickleton Road
Earlsdon
Coventry
CV5 6PQ

Dear Steve,

Further to our recent discussions, I take pleasure in offering you a Temporary International Assignment in the USA on accompanied status.

In addition, National Grid (USA) will provide employment for your accompanying partner/spouse, Karen Manukonga, currently an employee of National Grid UK. With minor exception, Karen's expatriate contract will mirror that of an accompanying partner/spouse for as long as you remain on expatriate assignment and she remains your partner/spouse.

If you accept this offer, with effect from 1st November 2002 you will take up the position of VP and Head of Northeast Transmission Business for the National Grid (USA) Inc in Westborough, USA. You will report to the Executive Vice President and Chief Operating Officer National Grid (USA), currently Mike Jesanis.

Your UK base salary will remain as (pound)80,000 gross pa. This gives a Net Assignment Salary of (pound)71,687 per annum, other eligible benefits are as indicated in the attached Temporary International Assignment Contract.

The Statement sets out your terms and conditions of employment. During your assignment, your existing UK contract with the Company will be varied in accordance with the Statement and the following documents:

      -     NGG International Assignment Policy document;

      -     Financial summary;

      -     Tax Equalisation Policy

      -     Code of Conduct.

For the duration of the assignment you and your accompanying partner/spouse will be entitled to home leave return trips to the UK as set out in the NG policy document. However, I am pleased to inform you that in recognition of your forthcoming wedding you and your accompanying partner/spouse will be entitled to an additional home leave return trip to the UK in 2003.

This offer is subject to the following conditions:

(i)   You and your partner holding valid passports

(ii)  The Company obtaining any necessary work and residency permit or other

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      appropriate visa from the host country for you and your accompanying partner

(iii) You and your accompanying partner consulting the Company's own medical adviser and a) being passed as fit for this assignment and b) receiving all inoculations/immunisations recommended by him [in accordance with good medical practice] for the area you are visiting. Any costs incurred in meeting any necessary medical requirements may be recovered from the Company.

If you have any questions regarding the temporary International Assignment please let me know as soon as possible and I will do all I can to ensure they are answered.

If you would like to accept this offer I should be grateful if you would sign and return a copy of this letter as confirmation that you agree with the terms of this offer by no later than 31st October 2002.

Yours sincerely

Maggie Hurt
Director of Human Resources

I accept the employment terms set out in this letter and the enclosed temporary international assignment contract. I have also enclosed, duly signed by myself, a copy of the contract signature acceptance sheet.

Signed: /s/ S. Lewis
Print Name Stephen P. Lewis
Dated: 29th October 2002

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                   TEMPORARY INTERNATIONAL ASSIGNMENT CONTRACT

THE NATIONAL GRID GROUP plc (the "Company") and THE NATIONAL GRID COMPANY plc whose registered offices are at 15 Marylebone Road, London NW1 5JD and National Grid House, Kirby Comer Road, Coventry, CV4 8JY respectively and

TO THE.EMPLOYEE: Stephen Lewis of 28 Mickleton Road, Earlsdon, Coventry, CV5
6PQ.

ON 21st October 2003

1.    Appointment and Term

1.1 You will be appointed to undertake a temporary overseas assignment VP and Head of Northeast Transmission Business for the National Grid (USA) Inc based in Westborough, USA. During the assignment you will report to the Executive Vice President and Chief Operating Office National Grid (USA), currently Mike Jesanis, who will discuss the precise nature of your duties and responsibilities with you. For all practical assignment issues covered in this contract you should refer to International Personnel Management Ltd (IPM), whom National Grid have appointed to undertake all expatriate administration. IPM can be contacted on +44 1733 352235.

1.2 This assignment and the provisions in this contract are effective from 1st November 2002. The assignment is expected to last for a period of 3 years, however, the Company may vary the duration of the contract if required. Any substantial alteration or variation to the length of the assignment will be by agreement and fully discussed with you before the changes are made.

1.3 This is an accompanied assignment. Your assignment terms and conditions as set out in this document have been prepared on that basis.

1.4 Throughout the period of your assignment the terms and conditions of your existing UK employment contract with the Company shall be varied in accordance with the terms and conditions placed on you while overseas as set out or referred to in this contract. But otherwise the terms and conditions of your existing UK employment contract shall continue to apply. At the expiration of this temporary international assignment contract, and subject to clause 10, you will return to the UK, and your existing UK employment contract will be modified to include any modifications made to the employment conditions of the Company's UK staff in the period of absence will become fully effective once again.

1.5 For the duration of your assignment John Carlton, Director of Network Strategy, will act in the role of mentor. This role will be to maintain regular professional contact with you during the assignment and to take managerial responsibility for your career management and repatriation.

2.    Hours of Work.

      The normal hours of work will be the same as those applying to local staff of the overseas company. However, you will be expected to work such other hours as may be

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      required for the proper performance of your duties and you will not be entitled to receive additional remuneration for work over and above normal hours.

3.    Pay

3.1   Salary

      3.1.1 During the assignment you will receive a salary equivalent to your Base Salary (specified in your Assignment Offer letter enclosed with this contract) net of Hypothetical Tax in accordance with the NG's International Tax Policy referred to in clause 7.

      3.1.2 In addition to your Base Salary, you will receive International Allowances as appropriate, which are calculated by reference to your Base Salary, and benefits, as set out below. These allowances will be paid to you without deducting hypothetical tax.

      3.1.3 Your Base Salary will be used to calculate your pension contributions throughout the period of your assignment in accordance with the NG's normal UK salary review policy.

3.2   Bonus

      For the duration of the assignment you will be eligible for a bonus. The maximum bonus you may earn is that percentage of your Base Salary set out in the attached financial summary based on achieving the performance targets agreed with Mike Jesanis. The amount of your bonus earned whilst on an international assignment will be subject to a hypothetical tax deduction at the time it is paid, as detailed in the International Tax Policy.

4.    International Allowances

      4.1   International and Cost of Living Allowances

            You are entitled to receive an international and cost of living allowances in accordance with NG's policy on your overseas location. Details of the allowances applicable to your assignment location are set out in the attached financial summary document. These allowances are paid to the individual monthly in arrears for the period of the assignment spent overseas in rented accommodation. The Company will be responsible for any taxes payable on these allowances.

      4.2   Disturbance Allowance

            4.2.1 A disturbance allowance of (pound)8,000 will be paid to you at the start of your assignment, as set out in the attached Financial Summary document. This amount will be made as a lump sum upon you signing the contract.

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                  This is an accompanied level allowance to account for Karen
                  Manukonga, a National Grid employee, as your partner/spouse.

            4.2.2 This is intended to assist with the cost of settling into overseas accommodation and in defraying the additional expense incurred in moving away from the UK. The Company will be responsible for any taxes payable on this allowance.

4.3   Terminal Bonus

      4.3.1 10% of your Base Salary per annum pro rata for the duration of the assignment will be paid to you as a one-off lump sum on completion of the assignment up to a maximum of three years. The Company will be responsible for any taxes payable on this bonus.

      4.3.2 No payment will be made if you terminate the assignment before the agreed term has been completed or if NG terminate the assignment in circumstances including gross misconduct by you or a serious or repeated breach by you of the Code of Conduct.

5.    Benefits

5.1   Accommodations/Utilities

      5.1.1 You will be responsible for determining arrangements for your UK home and all costs, taxes or other expenses related to your UK home are to your account.

      5.1.2 You may be required to spend a short period of time in hotel accommodation on arrival in the overseas location while furnished rented accommodation is secured. Details of NG's policy on temporary accommodation are set out in the NG policy document.

      5.1.3 NG will assist you in finding suitable fully furnished or unfurnished (as appropriate) accommodation in the overseas country. NG's policy on accommodation/rent allowance is set out in the NG policy document.

      5.1.4 The cost of reasonable utilities i.e. gas, water, electricity, telephone rental and business calls will be paid by NG in accordance with the NG policy document.

      5.1.5 You will remain responsible for obtaining appropriate Household Contents insurance as stated in the NG policy document.

5.2   Travel and Transport

      Air tickets to the destination at the start and end of the assignment will be provided for you and your partner/spouse. Details of NG's policy on flights, company cars and local transportation are set out in the NG policy document.

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5.3   Freight Allowances and Storage in the UK

      The Company will provide for the transportation of your personal baggage from the UK to the overseas country and subsequent return to the UK at the end of your assignment. Storage of some personal effects in the UK may be supported. Details of this policy are set out in the NG policy document.

5.4   Pension

      For the period of the assignment you will remain a member of the National Grid section of the Electricity Supply Pension Scheme. The Company will continue to make contributions and the appropriate deductions for your contributions will be made based on your Base salary.

5.5   Insurance

      Private international medical and dental insurance, including emergency repatriation, will be provided for you and your accompanying partner/spouse from the respective times of departure from your UK home to your destination and subsequent return. Further details of this general insurance coverage are set out in NG's policy document.

6.    Payment Arrangements

6.1 You should indicate the monthly amount in (pound) sterling, which you wish to be paid into a local bank account in the USA. This amount will be paid in local currency, calculated by reference to the exchange rate determined by our bankers in the UK on the day it is transferred. All transfer costs will be borne by the Company. The balance of your monthly salary will be paid into your nominated UK bank account in UK Sterling. Any changes to the location for payment should be made in line with NG's policy document.

6.2 The international and cost of living allowances ("the combined allowances") will be reviewed annually, currently in July. In this review the Company will take account of data provided by ECA International in respect of exchange rate movements, inflation and changes in any other appropriate measures. As a result of this review, the Company reserves the right to make changes to the amount of the combined allowances as appropriate. These changes will be implemented with immediate effect. You accept that your combined allowances may fluctuate up or down in July of each year and you accept that this fluctuation, if any, is in accordance with NG's policy as set out in the NG policy document.

7.    Taxation

7.1 The Company's approach to taxation is set out in the attached "International Tax" Policy.

7.2 In that you are on accompanied status with a National Grid employee, the Company may allocate shared non-salary benefits in kind for tax efficiency purposes.

8.    National Insurance Contributions

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8.1   NG will apply for the necessary certificate of coverage to exempt you from contributions to the Social Security Scheme.

8.2 In the unlikely event that any social security federal, state or local taxes equivalent to UK National Insurance Contributions become payable in the USA, the Company will reimburse you for those payments.

9.    Leave

9.1 Annual Leave: Your annual leave will remain unchanged from your total UK entitlement.

9.2 Public Holidays: During your assignment in the USA, UK fixed public holidays will be replaced by local public holidays. These days will be taken either as local holidays arise or as agreed with the Assignment Manager.

9.3 Home Leave: With effect from 1st November 2002 for the duration of the assignment you and your accompanying partner/spouse will be entitled to home leave return trips to the UK as set out in the NG policy document. In recognition of your forthcoming wedding you and your accompanying partner/spouse will be entitled to an additional home leave return trip to the UK in 2003.

10.   Termination

10.1 For the avoidance of doubt, the termination provisions in your existing UK contract will continue to apply notwithstanding your temporary assignment overseas.

10.2 Where possible, reasonable notice of any premature termination of assignment will always be given. However, the company reserves the right to terminate the Temporary Overseas Assignment at any time without indemnity, compensation or notice where NG deems it necessary or desirable. Non-exhaustive examples of reasons for termination are as follows:

      (a)   serious or repeated breach of the Code of Conduct;

      (b) behaviour by you or accompanying partner/spouse in a manner which will bring you, the Company, or Overseas Company into disrepute;

      (c) any change in the business need for the assignment or in the contractual/financial relationships supporting a particular project;

      (d) if the company received advice that your continued employment in the USA would be likely to endanger your health or safety or that of accompanying partner/spouse.

10.3 Your return to the United Kingdom on premature termination or expiry of your assignment will be dealt with in accordance with Section 8.11 of the NG International Assignment Policy.

11.   Company Credit Card

      You will be issued with a company credit card to facilitate business expenditure abroad in accordance with NG's policy as set out in the NG policy document.

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12.   Financial

      You will be responsible for all financial obligations incurred by you during the term of your assignment, except where this expressly provides that the Company shall be liable for such expenses.

13.   Repatriation

      Prior to the end of your assignment, discussions will take place with NG Representatives to explore your skills, experience and aspirations as well as potential opportunities within National Grid Group to try to find you a suitable position within the Group, either in the UK, or elsewhere, as appropriate. Details of your repatriation are set out in the NG policy document.

14.   Jurisdiction

      Your assignment shall be governed by and all assignment documents shall be interpreted in accordance with the laws of England and Wales. All disputes, claims or proceedings between the parties relating to the validity, construction or performance of this Agreement are subject to the non-exclusive jurisdiction of the High Court of Justice in England and Wales.

Signed for and on behalf of The National Grid Company plc

Signed /s/ Maggie Hurt
Maggie Hurt
Director of Human Resources

Date 23.10.02

I have read the foregoing terms and conditions of employment and wish to accept the temporary overseas assignment with the National Grid Group plc on those terms and conditions.

Signed /s/ S Lewis
Stephen Lewis
Date 28.10.2002

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                                FINANCIAL SUMMARY

          YOUR ASSIGNMENT CONTRACT, EXCLUSIVE OF BENEFITS, IN THE FIRST
                   YEAR, IS WORTH APPROXIMATELY P 79,687

             RENUMERATION                              ANNUAL
             ------------                              ------
Assignment Salary
Base Salary                                         P 80,000.00
Deductions
Hypothetical Tax/PAYE                               P 25,409.84
SUB TOTAL                                           P 54,590.16
Assignment Allowances
International allowance                             P  8,000.00
Cost of living adjustment                           P  9,096.90
TOTAL RENUMERATION                                  P 71,687.06

TOTAL RENUMERATION (MONTHLY)                        P  5,973.92

Other Assignment Benefits:
Disturbance Allowance (tax free)                    P  8,000.00
One off payment at start of assignment

Bonuses
Performance
Potential to achieve a maximum of 25%
annual bonus, a notional tax of 40% will be deducted from your bonus earned whilst on assignment

Terminal
10% p.a. payable upon completion of this assignment

These other benefits provide additional value and support to you and your family:

Pre Assignment Visit
Cultural Briefing
Accommodation costs
Utility Costs
Removal costs
One return Business Class flight per annum to the UK for yourself and your accompanying partner/spouse (or equivalent value in economy class tickets)
One additional flight to the UK for yourself and your accompanying partner/spouse in 2003 for your wedding (this will be Economy Class)
Tax Assistance with tax returns for UK in the year of departure and return and host country in each relevant year or part year
BUPA International Healthcare cover
Company Car/Transport Allowance
Assistance selling a privately owned car in the UK up to P 2,000 Two return Economy flights per annum for each of your two dependent children to enable them to visit you in the US